Execution Copy

SUPPLEMENT

TO

TRANSFER AGENCY AND SERVICE AGREEMENT

The Transfer Agency and Service Agreement dated and effective as of April 18, 2016 (the “Agreement”), by and between State Street Bank and Trust Company (the “Bank”), a Massachusetts trust company, and each of the mutual funds listed on the attached Appendix A thereto (each a “Fund”), which may be amended from time to time, is hereby supplemented as of April 18, 2016 in the manner set forth below (the “Supplement”):

WHEREAS, the USA PATRIOT Act of 2001, and the regulations and rules promulgated thereunder (collectively, the “USA PATRIOT Act”), imposes anti-money laundering requirements on financial institutions;

WHEREAS, the Fund has developed and implemented written anti-money laundering policies (the “Fund's AML Program”) pursuant to the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act;

WHEREAS the Fund’s AML Program incorporates customer identification procedures (“CIP”) and the U.S. Treasury’s Office of Foreign Assets Control (“OFAC”) compliance and is reasonably designed to satisfy the relevant requirements of the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act;

WHEREAS, the Fund is permitted under applicable law and regulation to delegate certain aspects of its AML obligations to a suitable third-party service provider;

WHEREAS, the Fund desires to delegate to  the Bank the performance of certain AML functions (the “Delegated Functions”) and the Bank desires to accept such delegation, which will be performed by its Transfer Agency department (hereinafter, the “Transfer Agent”).

WHEREAS, in performing the Delegated Functions the Transfer Agent will follow its AML procedures (hereinafter “Transfer Agent’s AML Procedures”) that are compliant with the Bank’s AML program (hereinafter “Bank’s AML Program”).

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to supplement the Agreement pursuant to the terms thereof by adding the following provisions:

1.                  Duties:

1.1              Duties of the Fund.  The Fund shall perform the following functions:

(a)        Notice.  The Fund or its agent shall provide notice to such Fund’s prospective authorized participants that information is being requested to verify their identity in order to combat money laundering and terrorist financing.

(b)        Information Collection.  The Fund or its agent, which may be the Bank, shall obtain identifying information from such Fund’s authorized participants (with respect to the Fund, each authorized participant in the Fund being a “Fund Investor”), under applicable laws and regulations, which includes, at a minimum: (i) full legal name, (ii) date of birth (if applicable), (iii) physical address and (iv) a taxpayer identification number, an Individual/ International Taxpayer Identification Number or other government-issued identifier for individuals and equivalent information for entities

1.2        Functions Delegated to the Bank.  For purposes of this Section 1.2, a “Designated Contact” is an officer or agent of the Fund designated by the Fund to be its authorized contact.

The Bank shall perform the following functions:

(a)                OFAC Compliance.  The Bank shall screen the name and address information of new and existing Fund Investors against lists of known or suspected terrorists or terrorist organizations made available to the Bank in accordance with the Bank’s AML Program and all U.S. federal government directives related to such lists.  These lists include, but are not limited to, those prepared by the OFAC of the U.S. Department of the Treasury which administers and enforces economic and trade sanctions against targeted foreign countries, terrorism sponsoring organizations and international narcotics traffickers based on U.S. foreign policy and national security goals.  Such screening shall occur in accordance with the Transfer Agent’s AML Procedures.  In the event that a new or existing Fund Investor matches a name contained on one of the foregoing lists and the Bank cannot resolve such match in accordance with the Transfer Agent’s AML Procedures:  (i) the Bank shall not accept such Fund Investor’s subscription and shall freeze such Fund Investor’s subscription funds pending further instructions from the Designated Contact or unless directed otherwise by a U.S. federal government agency; and (ii) the Bank will promptly inform the Designated Contact of the foregoing circumstances who shall (A) determine for the Fund such other action(s) as may be required by applicable law or regulation and (B) instruct the Bank on the action(s) the Designated Contact wishes the Bank to take which may include no action, accepting the Fund Investor’s subscription funds and rating the account as higher risk, not accepting such Fund Investor’s subscription, or freezing or liquidating such Fund Investor’s subscription funds.  Notwithstanding such Designated Contact instructions, the Bank will take such action as it is required to take under applicable law.

(b)               Identity Verification for Fund Investors.  The Transfer Agent shall be responsible for verifying the CIP information of any prospective Fund Investor as recorded on the Transfer Agent’s record keeping systems.  To the extent the Transfer Agent’s CIP Procedures require documentary identity verification for any Fund Investor, such as government-issued identification cards, passports, utility bills or organizational documents, the Transfer Agent shall ensure that such information or documentation is requested.  In the event that insufficient information or documentation is provided by the prospective Fund Investor, the Transfer Agent shall promptly contact the Fund’s Designated Contact to seek further instructions.

(c)        Transaction Monitoring and Suspicious Activity Reporting.  The Bank shall maintain internal control procedures to monitor transactions in Fund Investor accounts using a risk-based approach.  The Bank shall use the definitions provided in the applicable rules and regulations promulgated under the Bank Secrecy Act to determine what activity may be suspicious.  Any suspicious activity identified shall be reported to the Bank’s AML Compliance Officer who shall take the necessary action under the Bank’s AML Program.  The Bank’s AML Compliance Officer will determine whether information related to the activity in question may be shared with the Fund’s Designated Contact.

The Bank’s AML Compliance Officer will determine whether it is appropriate to file a suspicious activity report (“SAR”) on behalf of the Bank.  Any such SAR will be filed with the applicable regulatory agencies within established regulatory agency deadlines.  In addition, the Bank’s AML Compliance Officer may share a SAR with the relevant Fund’s AML Compliance Officer provided that:  (1) a sharing agreement has been executed between the Fund and the Bank; (2) the Bank’s AML Compliance Officer can ascertain that the Fund’s AML Officer was not a party to the suspicious activity that is the subject of the SAR; and (3) the confidentiality requirements set forth in Paragraph (d) below will be met.

(d)       Confidentiality.  The Fund’s AML Compliance Officer:  (1) agrees that each SAR shared by the Bank’s AML Compliance Officer shall be held in the strictest confidence except to the extent that further sharing is permitted by applicable laws, rules or regulations; and (2) represents that each Fund has implemented controls and procedures to ensure and enforce such confidentiality obligation.  The undertakings and obligations contained in this Paragraph (d) are in addition to the undertakings and obligations contained in Section 10.1 of the Agreement and shall survive the termination or expiration of this Supplement and the Agreement.

(e)        Recordkeeping.  The Bank will create and retain the records required by the Bank’s AML Program and the Transfer Agent will document the performance of the Delegated Functions in accordance with, and for the periods required by, applicable U.S. law or regulation.

2.         Certifications.

2.1       The Bank shall certify to the Fund, on an annual basis and in such form as the Bank and such Fund may mutually agree upon, that:

(a)        the Bank’s AML Program is reasonably designed to prevent money laundering or the financing of terrorist activities in accordance with the Bank Secrecy Act, as amended by the USA PATRIOT Act, and other applicable U.S. rules and regulations;

(b)        the Bank has designated an individual or individuals responsible for implementing and monitoring the Bank’s AML Program;

(c)        the Bank has provided, and will continue to provide, ongoing training for the appropriate personnel with respect to the Bank’s AML Program;

(d)       the Bank provides for periodic, but at a minimum annual, independent testing of the Bank’s AML Program;

(e)        the Bank has performed the functions it has agreed to perform pursuant to this Agreement.

2.2       Upon request, which generally will not exceed more than once annually, the Fund shall certify to the Bank in such form as the Bank and such Fund may mutually agree upon, that:

(a)        such Fund understands that the Bank’s AML Program and the Transfer Agent’s AML Procedures were developed and implemented, and will be maintained, in accordance with the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act; and

(b)        such Fund agrees (and shall advise its Directors) that none of them will knowingly act or fail to act in a manner that violates or is inconsistent with the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act, the Bank’s AML Program or the Transfer Agent’s AML Procedures.

2.3       The Bank shall provide to the Fund Designated Contact and the Fund’s board of trustees a certification substantially in the form attached hereto as Exhibit A, provided that the Bank has determined, in its sole discretion, that is has received all the information necessary to issue such certification.

3.         Consent to Examination

3.1       Upon reasonable request, the Transfer Agent will provide to the fullest extent permitted by U.S. law, the Fund or its authorized agents with reasonable access to information obtained and held with respect to Fund Investors or to satisfy themselves of the suitability of the Transfer Agent to act as their delegate and of the reliability of the Transfer Agent’s systems and procedures to ensure compliance with applicable U.S. anti-money laundering regulations.  The Fund will reimburse the Transfer Agent for reasonable expenses incurred in providing such access.

3.2       Each party further understands and acknowledges that the records maintained under the Transfer Agent’s AML Procedures may be subject, from time to time, to examination and/or inspection by U.S. federal regulators or the Bank’s auditors as part of the periodic testing of the Fund’s Delegated Functions.

3.4       In addition, each party understands and acknowledges that the records maintained by the Bank with respect to the Delegated Functions may be subject, from time to time, to examination and/or inspection by such Fund’s regulatory authorities.  For purposes of such examination and/or inspection, the Bank will use its reasonable efforts to make available, during normal business hours, all required records and information concerning the Delegated Functions that the Bank performs under this agreement for review by such regulatory authorities.  The Fund shall provide the Bank with notice of any pending or planned examinations and/or inspections as soon as practicable after the Fund is notified.

3.5       The Bank shall (i) provide to the Fund, upon request, a written summary of the Bank’s AML Program, which the Fund may use as written evidence of the Bank’s suitability to perform the relevant functions on behalf of the Fund and (ii) provide information obtained and held with respect to prospective investors in the Fund to the Fund, upon request, so that the Fund may comply with requests from its regulators and other law enforcement authorities in accordance with relevant procedures.

4.         No Delegation of The Fund’s Anti-Money Laundering Responsibility

4.1       The Fund understands and agrees that the Bank’s only responsibilities under this Supplement are in performing the Delegated Functions as set forth herein and that the Fund is ultimately responsible for ensuring that it is compliant with its own anti-money laundering obligations.

4.2       The Fund understands and agrees that, notwithstanding the Bank’s agreement to perform the Delegated Functions, the Bank shall be ultimately responsible for, and have complete discretion in, ensuring that it is compliant with its own anti-money laundering obligations.

5.         Miscellaneous

5.1       This Supplement to the Agreement supersedes in its entirety Section 1.5 of the Agreement and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.  In all other regards, the terms and provisions of the Agreement between the parties hereto shall continue to apply with full force and effect.

5.2       Either party may terminate this Supplement upon sixty (60) days’ written notice to the other party. Further, this Supplement will terminate automatically upon any termination of the Agreement.

5.3       The parties acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

5.4       Each party represents to the other that the execution and delivery of this Supplement has been duly authorized.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, each of the parties has caused this Supplement to be executed in its name and behalf by its duly authorized representative.

STATE STREET BANK AND TRUST COMPANY

By:      /s/ Gunjan Kedia

Name:  Gunjan Kedia_____________

Title:    Executive Vice President____

FRANKLIN TEMPLETON ETF TRUST

On behalf of each Fund listed on Appendix A to the Agreement

By:      /s/ Laura F. Fergerson

Name:  Laura F. Fergerson

Title:    Chief Executive Officer, Finance and Administration

Execution Copy

APPENDIX A

LIST OF FUNDS

Franklin LibertyQ Global Equity ETF

Franklin LibertyQ International Equity Hedged ETF

Franklin LibertyQ Emerging Markets ETF

Franklin LibertyQ Global Dividend ETF

Franklin Liberty U.S. Low Volatility ETF

Franklin Liberty Investment Grade Corporate ETF

Franklin Liberty International Opportunities ETF

Franklin LibertyQ U.S. Equity ETF

Franklin LibertyQ U.S. Mid Cap Equity ETF

Franklin LibertyQ U.S. Small Cap Equity ETF

Amended:             April 18, 2017

Exhibit A

Month DD, YYYY

CLIENT NAME

CLIENT ADDRESS

CITY, STATE  ZIP

FUND GROUP:                                   FUND GROUP NAME

REPORTING PERIOD:                        MONTH DD, YYYY – MONTH DD, YYYY

NEW AUTHORIZED PARTICIPANT ACCOUNTS ESTABLISHED DURING THE

REPORTING PERIOD:                        ##

New Authorized Participants (“APs”) were screened against the Office of Foreign Assets Control Specially Designated Nationals list and other sanctioned party lists published by government agencies and made available to State Street.  All existing AP records were also subject to screening against any changes to the above noted lists.  No valid matches were identified.

State Street verifies the identity of all new APs. APs are reviewed in accordance with our customer identification procedures, which include verification of the customer’s identity using either documentary or non-documentary measures.   The information requested from all APs includes: legal name, street address, date of birth (for natural persons) and the APs tax identification number.

State Street confirms the existence and retention of KYC/OFAC records on APs.

The customer identification and transaction monitoring undertaken by State Street Bank and Trust Company and agreed to by the Funds did not identify suspicious activity.

Sincerely,

Vice President, Transfer Agency

State Street: General

# 1484661  v. 2